EXHIBIT 10.42

[LETTERHEAD OF SEARS HOLDINGS]

June 11, 2015

Girish Lakshman
[Address Omitted]

Dear Girish,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as President, Fulfillment, Supply Chain & Sourcing, reporting to Edward Lampert, Chairman and Chief Executive Officer. Your start date is to be September 14, 2015 and you will be employed by Sears Holdings Management Corporation. Your work location will be your home in Sammamish, WA; until such time that a work location in the Seattle area is identified. This letter serves as confirmation of our offer, subject to all of the contingencies listed below and subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.
The key elements of your compensation package and the other conditions of your employment are as follows:

•	Annual base salary at a rate of $800,000

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You will receive a one-time sign-on bonus of $500,000. This sign-on bonus will be payable within thirty (30) days following your start date. In the event your employment with SHC is terminated, you will be required to repay all or a portion of the sign-on bonus, including taxes withheld, unless prohibited by law, to SHC within thirty (30) days of your last day worked in accordance with the following schedule:

•	100% if terminated by SHC for misconduct or integrity issues within twenty-four (24) months of your start date; or

•	100% if you voluntarily terminate your employment with SHC within twelve (12) months of your start date

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Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 150% of your base salary.  Your target incentive under the 2015 AIP will be prorated from your start date through January 30, 2016, the last day of SHC’s 2015 fiscal year. Any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date. Further details regarding your 2015 AIP target award will be provided to you following your start date.

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You will be eligible to receive a Special Incentive Award with respect to each of SHC’s 2015 and 2016 fiscal years, payable by April 15th of the fiscal year following the applicable fiscal year, provided that you are actively employed at the applicable payment date, subject to the following terms:

•	100% of your target incentive opportunity under the 2015 AIP, subject to reduction by any amount payable to you under the 2015 AIP; and

•	100% of your target incentive opportunity under the 2016 AIP, subject to reduction by any amount payable to you under the 2016 AIP.

Mr. Girish Lakshman
June 11, 2015

•	For the avoidance of doubt, you will not participate in the SHC long-term incentive program (“LTI”).

•	A long-term incentive award of $2,416,666 (“Special LTI Award”). This award will be earned progressively on the last day of the 2015, 2016 and 2017 SHC fiscal years as follows:

Earned Date	Amount
January 30, 2016	$416,666
January 28, 2017	$1,000,000
February 3, 2018	$1,000,000

Payment under the Special LTI Award will be made as soon as administratively feasible following the applicable earned date and not later than the fifteenth (15th) day of the third (3rd) month following each such date, in all events, provided you are actively employed on the applicable earned date. In the event that your employment with the company terminates for any reason prior to an applicable earned date, you will not be entitled to receive any unpaid portion of the Special LTI Award. Further, in the event you are terminated by SHC for misconduct or integrity issues within twelve (12) months of a payment date, you will be required to repay SHC any portion of the Special LTI Award paid to you within such twelve (12) month period, which repayment will be due within thirty (30) days of your last day worked.

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Subject to approval of the Compensation Committee, during each of the first three (3) years of your service, you will be entitled to receive restricted stock units valued on an annualized basis at $1,500,000 under the Sears Holdings Corporation 2013 Stock Plan, which units represent a right to receive a payment in cash or shares based on the fair market value of the units granted, subject to the terms of the 2013 Stock Plan and restricted stock unit award agreement (the “Annual Stock Compensation”), provided that you remain employed by SHC on the applicable award date. The number of shares issued in respect of the Annual Stock Compensation each year will be determined using the NASDAQ regular market hours closing price of SHC common stock on the applicable Determination Date (rounded to the nearest whole share). For purposes hereof, the Determination Dates shall be your first (1st), second (2nd) and third (3rd) anniversaries of your start date. Shares paid in respect of the Annual Equity Compensation will be fully vested when issued.

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You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date.  You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld.  Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise. As a condition of employment, prior to your start date with SHC, you are required to provide to SHC a copy of a fully executed release from your former employer, Amazon.com, Inc., by which Amazon.com, Inc. releases you

Mr. Girish Lakshman
June 11, 2015

from any non-compete provisions to which you are or may be subject.

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You will be required to sign an Executive Severance Agreement (“Agreement”).  If your employment is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary rate at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment.  The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you receive severance benefits under this Agreement. This offer is contingent upon you signing this Agreement. Upon signing the Agreement, you agree that the consideration you are receiving for doing so includes not only your employment with SHC but also the other compensation and benefits you will be receiving (or are eligible to receive) from SHC as outlined herein and which you would not have been offered or received (or have been eligible to receive) without your signing the Agreement.

•	You will be covered under and subject to the terms and conditions of the Non-Accrual Vacation Policy.

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You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer also is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

All payments in this letter will be subject to applicable tax withholding requirements.

Girish, we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ Paula Frey

Paula Frey

Enclosures

Accepted:

/s/ Girish Lakshman                      7 / 1 / 15
Girish Lakshman     Date